Exhibit 10.1

April 19, 2010

Mr. Jonathan Goldman
Frederick Goldman, Inc.
154 West 14th Street
New York, NY 10011

Re:  Manufacturing/Distribution Agreement & Licensing Agreement

Dear Jonathan:

This letter agreement together with the attached Terms and Conditions and Confidential Disclosure Agreement and the Licensing Agreement (all the foregoing being the “Agreement”) sets forth the entire terms and conditions of the sale of Charles & Colvard Created Moissanite® (“Product”) by Charles & Colvard, Ltd. (“C&C”) to Frederick Goldman, Inc. (“Buyer”).

C&C hereby agrees to sell to Buyer commercially reasonable amounts of Product, using the pricing set forth in the then current C&C price list, which C&C warrants will be [****] and will [****] from the date on which [****] (“Buyer’s Customer”), places its initial orders for the Test Program* and if applicable, then [****] after the initial Sale Merchandise**.  Thereafter, pricing may increase annually by not more than [****], provided that Buyer shall continue to receive pricing [****].  Product purchased under this Agreement will be used by Buyer solely in the manufacturing of jewelry containing Product (as well as other stones) and only for the exclusive sale and distribution to Buyer’s Customer.

During the Test Program and subject to the terms of this Agreement, C&C grants to Buyer the exclusive right to distribute and sell jewelry containing Product to Buyer’s Customer in [****] (the “Territory”) (the foregoing being “Exclusive Distribution Rights”). Provided that the Test Program begins no later than [****], C&C agrees that during the Test Program, the Exclusive Distribution Rights will remain in effect; provided, however, if the Test Program does not begin by [****], the Exclusive Distribution Rights hereunder shall automatically terminate and revert to non-exclusive rights hereunder.

*Test Program: The time in which Buyer’s Customer, upon approval of the concept of selling jewelry containing the Product, places the first test order to Buyer for the Products in a limited amount of stores (ie; approximately [****] to [****] stores).  This Test Program is to determine if [****] can be successful (in their sole determination) in selling jewelry containing the Product and as to whether or nor to expand this program into their stores as part of their base inventory, with future sales being “Sale Merchandise” and no longer part of the Test Program.

Provided that the Test Program has begun by [****] in accordance with the foregoing, if Buyer’s Customer, prior to [****], orders Sale Merchandise**, then, subject to the terms of this Agreement, Buyer’s Exclusive Distribution Right shall continue until [****].  Thereafter, Buyer’s Exclusive Distribution Right will automatically renew on an annual basis on [****] of each year, for so long as Buyer purchases at least $[****] of Product from C&C, as measured on an annual basis during the preceding twelve month term.  Notwithstanding the foregoing, if Buyer’s Customer does not order Sale Merchandise prior to [****], the Exclusive Distribution Rights hereunder shall automatically terminate and revert to non-exclusive rights hereunder.

**Sale Merchandise is defined as stock orders for jewelry containing Product, placed subsequent to a successful Test Program.

[****] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

During the term of this Agreement, C&C will be Buyer’s exclusive and sole source for moissanite.  [****].

C&C agrees to permit Product returns for quality control purposes for a period of [****] days from date of receipt by Buyer. In addition, during the Test Period, C&C agrees to provide, at Buyer’s sole option, stock re-balancing [****] at current pricing up to a maximum of [****]% of the net purchases made by Buyer or [****]% cash refund on the return of jewels, subject to C&C damaged jewel return policy, which has been delivered to Buyer. During the six-month “tail” following completion of the Test Period, C&C agrees to allow a [****]% cash refund on the return of jewels, subject to C&C damaged jewel return policy. Once Buyer’s Customer has purchased Sale Merchandise, C&C agrees to maintain a stock balance of Product equal to no less than [****]% of the Product purchased by Buyer, during the prior calendar year, subject to C&C damaged jewel return policy.

Buyer hereby recognizes, and agrees to cooperate on a commercially reasonable basis with C&C in the protection of all C&C trademarks, copyrights and other intellectual property. Buyer shall not make any representations or warranties with respect to Product in advertising or promotional materials, documents or otherwise, except as specifically approved and authorized by C&C in writing and such written authorization shall not be unreasonably withheld or delayed, and agrees to provide to C&C with all presentations and marketing materials. Buyer shall not sell Product or jewelry containing Product to any customer who it knows or has reason to know intends to misrepresent the nature of the Product. Additionally, Buyer shall use commercially reasonable efforts to ensure its customers abide by such guidelines.

This Agreement, together with the Terms and Conditions and Licensing Agreement attached hereto constitutes the entire agreement between the parties, supersedes all previous agreements, negotiations, or commitments. This Agreement shall automatically renew as set forth herein unless terminated for just cause pursuant to Item 8 of the Terms and Conditions. Upon any such non-renewal of Agreement, Buyer shall be permitted to sell down existing work-in-process and finished goods inventories at its home office, as well as at Buyer’s Customer and C&C shall be obligated to fill open orders for a period of one year from the date of non-renewal provided that payment by Buyer for such orders is made in accordance with the terms hereof.

If the forgoing meets with your understanding of our agreement, please sign and return one copy of this letter for my files.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, effective as of the date set forth above.

Charles & Colvard, Ltd. 4/21/10	Frederick Goldman, Inc. 4/21/10
By: /s/ Randy McCullough	By: /s/ Richard Goldman
Name: Randy McCullough	Name: Richard Goldman
Title: President & CEO	Title: President

[****] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

TERMS AND CONDITIONS

1.  ACCEPTANCE OF ORDERS.  C&C’s acceptance of all orders for Charles & Colvard Created Moissanite® (the “Product”) and all offers and sales by C&C are subject to and expressly conditioned upon Buyer’s acceptance of the terms and conditions of this Agreement, and Buyer’s acceptance of any offer by C&C must be made on such terms and conditions exactly as offered by C&C.  Any of Buyer’s terms and conditions which are different from or in addition to those contained in this Agreement are objected to by C&C and shall be of no effect unless specifically agreed to in writing by C&C.  Shipment of the Product shall not be construed as acceptance of any of Buyer’s terms and conditions which are different from or in addition to those contained herein.

2.  PRICES.  The prices stated in this Agreement are F.O.B. C&C’s manufacturing facilities and include transportation, insurance or any sales, use, excise or other taxes, duties, fees or assessments imposed by any jurisdiction on the sale of the Product to Buyer unless Buyer provides C&C with appropriate tax exemption certificates.  Buyer shall promptly reimburse C&C for any taxes paid by C&C, which are finally determined to be the responsibility of Buyer hereunder.  All prices and other terms are subject to correction for typographical or clerical errors.

3.  TERMS OF SALE & PAYMENT.  C&C shall provide the Product in the “good” grade which includes slight possible color saturations and inclusions not prominently seen with the naked eye.  Buyer shall pay for the Product net 60 days, unless an earlier or later time for payment is specified in the Agreement (in which case payment shall be due at the time so specified).  Each shipment shall be considered a separate and independent transaction and payment for each shipment shall be due accordingly.

Invoices will be issued upon shipment and payment shall be due in full within sixty (60) days from the invoice date.  C&C reserves the right to change the amount of or withdraw any credit extended to Buyer at any time without notice to Buyer following a material adverse change in Buyer’s creditworthiness.  Amounts not paid when due shall be subject to interest at the lesser of the rate of one and one-half percent (1½%) per month or the maximum rate permitted by law.

Notwithstanding statements to the contrary herein, Buyer has the right to withhold payment for fees that Buyer disputes in good faith; provided that, should this occur, Buyer agrees to provide C&C with supporting documentation explaining Buyer’s position regarding such disputed payment within thirty (30) days of such time as payment or invoice is due.  Buyer will not withhold any portion of fees or any other payments due C&C which are not in dispute.  During the period of time that such dispute is pending, C&C shall not invoke any additional charges or take any action against Buyer as a result of said withholding; provided that, buyer is withholding only that amount being disputed and provided further that, Buyer has provided C&C with the foregoing referenced documentation referenced regarding the details of such dispute.

In the event of the bankruptcy or insolvency of Buyer, or the filing of any proceeding by or against Buyer under any bankruptcy, insolvency or receivership law, or in the event Buyer makes an assignment for the benefit of creditors, C&C may, at its election and without prejudice to any other right or remedy, exercise all rights and remedies granted to C&C in Section 8 as in the case of a default by Buyer under this Agreement.

4.  DELIVERY, TITLE AND RISK OF LOSS.  All sales hereunder shall be F.O.B. C&C’s manufacturing facilities, and the Product shall be deemed delivered to Buyer when received by the Buyer at its main office in New York City.  Unless otherwise agreed in writing by C&C, all transportation charges and expenses shall be paid by Buyer, including the cost of any insurance against loss or damage in transit which C&C may obtain on Buyer’s behalf.  C&C reserves the right to ship the Product freight collects.

5.  EXPORT OF PRODUCTS.  Buyer shall supply C&C on a timely basis with all necessary information and documentation requested by C&C in order to permit C&C to export Product with respect to any sale or order solicited by Buyer hereunder.  Buyer shall not dispose of any U.S. origin Product, software, know-how, technical data, documentation, or other products or materials furnished to it pursuant to this Agreement to any party or in any manner which would constitute a violation of the Export Control Regulations of the United States now or hereafter in effect if the disposition was made by a U.S. corporation, or a non-U.S. corporation subject to those regulations.

6.  PERFORMANCE.  C&C represents that it has all necessary rights to provide the Product and related intellectual property as provided to Buyer hereunder and that neither the Product, nor any part thereof, nor any materials contained therein, nor the grant to Buyer of any of the rights, licenses or privileges expressly granted to it hereunder, violates or will violate or infringes or will infringe upon any copyright, trademark, trade name, patent, contract, agreement, literary, intellectual, artistic, or dramatic right or any other rights whatsoever of anyone. C&C shall make a reasonable effort to observe the dates specified herein or such later dates as may be agreed to by Buyer for delivery or other performance, but C&C shall not be liable for any delay in delivery or failure to perform due to acceptance of prior orders, strike, lockout, riot, war, fire, act of God, accident, delays caused by any subcontractor or supplier or by Buyer, technical difficulties, failure or breakdown of machinery or components necessary to order completion, inability to obtain or substantial rises in the price of labor or materials or manufacturing facilities, or compliance with any law, regulation, order or direction, whether valid or invalid, of any governmental authority or instrumentality thereof, or due to any unforeseen circumstances or any causes beyond its control, whether similar or dissimilar to the foregoing and whether or not foreseen.  No penalty of any kind shall be effective against C&C for delay or failure; provided, however, that if the delay or failure extends beyond sixty (60) days from the originally scheduled date, either party may, with written notice to the other, terminate this Agreement without further liability.

7.  ACCEPTANCE.  All Product delivered hereunder shall be deemed accepted by Buyer as conforming to this Agreement, and Buyer shall have no right to revoke any acceptance, unless written notice of the claimed nonconformity is received by C&C within [****] days of delivery thereof.  Notwithstanding the foregoing, any use of the Product by Buyer, its agents, employees, contractors or licensees, for any purpose, after delivery thereof, shall constitute acceptance of that product by Buyer.

8.  DEFAULT AND TERMINATION.  Buyer may terminate this Agreement if C&C materially defaults in the performance of its obligations hereunder and fails to cure such default within sixty (60) days after written notice thereof from Buyer. Such termination shall be Buyer’s sole remedy in the event of a default by C&C.

Buyer shall be deemed in material default under this Agreement if Buyer fails to pay any amounts when due hereunder (subject to the provisions of Section 3 herein), cancels or attempts to cancel this Agreement prior to delivery or refuses delivery or otherwise fails to perform its material obligations hereunder or is placed in bankruptcy, receivership, or liquidation, is nationalized, becomes insolvent, or makes an assignment for the benefit of its creditors, or otherwise.  In the event of a material default by Buyer, C&C may, upon written notice to Buyer, (1) suspend its performance and withhold shipments, in whole or in part, (2) terminate this Agreement, (3) declare all sums owing to C&C immediately due and payable and/or (4) recall Product in transit, retake same and repossess any Product held by C&C for Buyer’s account, without the necessity of any other proceedings, and Buyer agrees that all Product so recalled, taken or repossessed shall be the property of C&C, provided that Buyer is given complete credit therefore.  Exercise of any of the foregoing remedies shall not be construed as limiting, in any manner, any of the rights or remedies available to C&C under the Uniform Commercial Code or other laws.

9.  INDEMNIFICATION.  Buyer shall defend, indemnify, and hold harmless C&C and its officers, directors, agents and employees from and against any and all claims, causes of action, damages, losses costs, and expenses (including reasonable attorneys’ fees), judgments and liabilities made against or incurred by C&C arising out of the acts or omissions or breach by Buyer, its employees, and agents in the performance of this Agreement. C&C shall defend, indemnify, and hold harmless Buyer and its officers, directors, agents and employees from and against any and all claims, causes of action, damages, losses costs, and expenses (including reasonable attorneys’ fees), judgments and liabilities made against or incurred by Buyer as a result of any claim that the Product in the form delivered to Buyer infringes upon the intellectual property rights of any third party. If such a claim of infringement arises, or if in C&C’s judgment is likely to arise, Buyer agrees to allow C&C, at C&C’s option and sole expense, to procure the right for Buyer to continue to exercise its rights and licenses granted herein, or to replace or modify the Product so it becomes noninfringing. The obligations of C&C under this Section 9 shall survive the termination hereof.

10.  PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS.  The sale of the Product hereunder does not convey any expressed or implied license under any patent, copyright, trademark or other proprietary rights owned or controlled by C&C, whether relating to the Product sold or any manufacturing process or other matter.  All rights under any such patent, copyright, trademark or other proprietary rights are expressly reserved by C&C.

11.  MANUFACTURING PRACTICES.  When engaged in the design, production or distribution of any jewelry containing the Product, Buyer and its agents, sub-manufacturers, or contractors involved in the design, production, or distribution of jewelry containing the Product shall not engage in the use of child labor, prison or any type of forced labor, or any other labor practices that may violate the sensibilities of the American public.  Buyer shall certify to C&C from time to time, upon C&C’s demand, that it, and shall cause, its agents, sub-manufacturers, or contractors involved in the design, production, or distribution of the Product do not engage in such labor practices.  Upon C&C’s demand, Buyer shall also certify that all rules and regulations, as well as all measures of safety, health, and labor practices, recommended or requested by the relevant authorities of Buyer’s governing municipalities, as well as the governing municipalities of Buyer’s agents, sub-manufacturers, or contractors involved in the design, production or distribution of the Product have been complied with in all material respects.  Buyer shall indemnify C&C for, and hold C&C harmless from, all claims, actions or demands arising from any action or omission that occurs on Buyer’s, its agent’s, sub-manufacturer’s or contractor’s premises.  Furthermore, C&C guarantees that no radioactive process has been utilized in the manufacturing process of the Product.

12.  LIMITED WARRANTY.  Other than as set out herein (including the attached Licensing Agreement), C&C makes no warranty or other representation concerning the Product; and, other than as specifically provided in this Agreement, C&C’s liability is limited to replacement of any Product not conforming to the specifications set out in Section 3 of this Agreement upon their return to C&C. Buyer reserves the right to return any Product not conforming to the specifications set out herein to C&C.  C&C shall pay return shipping, handling and insurance on the replacements for the Product that does not meet the specifications in Section 3.  All returned Product must be accompanied by a return authorization number that should be displayed prominently on the outside of the package.  All other shipping, handling and insurance for returns shall be paid by Buyer.  The warranty set forth in this Section 12 is intended solely for the benefit of Buyer.  All claims hereunder shall be made by Buyer and may not be made by Buyer’s customers.  THE WARRANTY SET FORTH ABOVE IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY C&C, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE OF USE.

[****] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

13.  CONFIDENTIALITY.  Each of Buyer and C&C shall treat the terms of this Agreement as confidential and shall not disclose such terms to any third party, other than their respective professional advisors (e.g., accountants, attorneys and bankers) for any purpose without the prior written consent of the other party, or as required by applicable law

14.  ASSIGNABILITY.  Neither party shall have the right to assign, delegate, sub license, or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party unless under the circumstances of a majority sale of either party, in which case such consent shall not be unreasonably withheld, conditioned or delayed.  Any attempted assignment or sub license by Buyer without C&C’s prior written consent shall be void and of no force and effect, and shall constitute a material breach of this Agreement.

15.  NOTICE.  Any notice required or permitted in this Agreement shall be in writing and be given by facsimile or international express mail delivery service, which is able to track and confirm delivery, properly addressed to the party to be notified at its address as stated in this Agreement or its last known address, and shall be deemed delivered when so transmitted, if sent by facsimile and receipt is acknowledged in writing or otherwise when actually received, or on the second day after mailing, if sent via an international express mail delivery service.

16.  GOVERNING LAW AND LANGUAGE.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its conflicts-of-law rules, and the laws of the United States of America.  Buyer consents to the jurisdiction of the courts of the State of North Carolina in connection with all disputes or controversies arising under this Agreement.  This Agreement is entered into in the English language and in all matters involving the interpretation of this Agreement, the English text shall govern.

17. LIMITATION OF LIABILITY.  IN NO EVENT SHALL C&C PARTY BE LIABLE TO BUYER FOR INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY CLAIM FOR DAMAGES BASED UPON LOST PROFITS.  In addition, in no event shall the collective, aggregate liability of C&C exceed the amount of compensation actually received by C&C from Buyer pursuant to the Purchase Order under which such claim is raised.

18.  BINDING EFFECT.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

LICENSING AGREEMENT

This Agreement (this “Agreement”) is by and between Charles & Colvard, Ltd., having its principal office at 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina 27560, United States of America (“Licensor") and Frederick Goldman, Inc., 154 West 14th Street, New York, NY 10011 (“Licensee”):

A.  Licensor desires to license certain of its trademarks, which are set forth in the Charles & Colvard’s Brand Identity Guidelines attached hereto (the “Trademarks and Copyright Works”).

B.  The Trademarks and Copyright Works are valuable rights of the Licensor.  Licensor desires to and Licensee agrees to protect the integrity of the Trademarks and Copyright Works so as to avoid consumer confusion and to distinguish Licensor’s products from those of its competitors.  Licensee shall exercise this protection by conforming to certain guidelines concerning the use of the Trademarks and Copyright Works, as described in the Brand Identity Guidelines.

C.  Licensee wishes to use the Trademarks and Copyright Works in connection with the advertising, promotion and sale of Licensee’s products which incorporate Charles & Colvard Created Moissanite® jewels.

Now, therefore, in consideration of the mutual promises of the Agreement, the parties agree as follows:

1.           GRANT OF LICENSE

Licensor grants to Licensee, subject to the terms and conditions of this Agreement, the non-exclusive right to use the Trademarks and Copyright Works listed in the Brand Identity Guidelines, in connection with Licensee’s advertisement, promotion and sale of Licensee’s products which incorporate Charles & Colvard Created Moissanite® jewels.  Licensee may use the Trademarks and Copyright Works only: (i) in [****]; (ii) in connection with Licensee’s advertisements, promotional and sales materials (including but not limited to online advertising and promotion)  (collectively “Advertisements”) relating to Licensee’s products; and (iii) as permitted by this Agreement.  Licensee may make no other use of the Trademarks and Copyright Works and Licensor reserves any rights, benefits and opportunities not expressly granted to Licensee under this Agreement.

2.           TERM AND TERMINATION

The term of this Agreement and the license granted hereby shall begin on the date of this Agreement, continue for so long as the Licensee is purchasing Charles & Colvard Created Moissanite® jewels pursuant to the attached Manufacturing/Distribution Agreement and shall terminate upon the final sale of the Licensee’s work-in-process and finished goods inventory, and any open orders filled by Licensor, pursuant to the terms thereof.

3.           ROYALTIES

Licensee is not obligated to pay Licensor any royalties for the use of the Trademarks or Copyright Works under the terms of this agreement.

4.           QUALITY AND APPROVAL

(a)      Purpose of Quality Control.  In order to maintain the quality and reputation of the Trademarks and the rights in the Copyright Works, all Advertisements must have Licensor’s prior approval.

(b)      Pre-approved Materials.  All advertising, promotional and sales material bearing or incorporating the Trademarks and/or Copyright Works which are supplied to Licensee directly by Licensor, without change or alteration of any kind, shall be considered approved.

(c)      Materials Requiring Prior Approval.  Licensor and Licensee shall cooperate in the development by Licensee of Advertisements containing the Trademarks and/or Copyright Works which are not pre-approved to facilitate the timely approval of such materials. Licensee shall submit to Licensor for prior approval any and all Advertisements containing or bearing the Trademarks and/or Copyright Works which are not pre-approved.  Licensee shall not use the Trademarks and/or Copyright Works in connection with Advertisements before obtaining Licensor’s approval.  Licensor may withhold its approval for any reason.  If Licensor fails to approve a submittal within twenty (20) days after receipt of Licensee’s submission, such failure shall constitute a disapproval of the submittal.

[****] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

(d)      Changes. If during the term of this Agreement there is to be any change to Advertisements bearing or incorporating the Trademarks and/or Copyright Works (even if such changes do not relate to a change in the display of Trademarks and Copyright Works) after the initial approval, the changed Advertisements shall be considered new proposed Advertisements and Licensee must comply with the provisions of Section 4(b) prior to using the changed Advertisements.

5.           TRADEMARK AND COPYRIGHT OWNERSHIP AND NOTICES

(a)      Licensee's use of the Trademarks shall, depending upon the directions provided by Licensor, in every instance be combined with one of the following notices: (i) Reg. U.S. Pat. & TM. Off.; (ii) ®; (iii) Trademark of Charles & Colvard; (iv) TM; or (v) such other similar language as shall have Licensor's prior approval.

(b)      Licensor and Licensee agree and intend that all material, including without limitation all artwork and designs, created by Licensee or any other person or entity retained or employed by Licensee bearing, displaying or containing the Trademarks or Copyright Works (“Copyright Materials”) are works made for hire within the meaning of the United States Copyright Act and shall be the property of Licensor, unencumbered by moral rights.  As owner, Licensor shall be entitled to use and license others to use the Copyright Materials.  To the extent the Copyright Materials are not works made for hire, Licensee hereby irrevocably assigns to Licensor, its successors and assigns, the entire right, title and interest in perpetuity throughout the world in and to any and all rights, including all copyrights and related rights in such Copyright Materials.  Licensee warrants and represents that: (i) the Copyright Materials are completely original and are not based on or derived from the work or works of any third party; (ii) only Licensee created or contributed to the Copyright Materials; (iii) the Copyright Materials are an original work of authorship, and no royalties, honorariums or fees were, are or will be payable to other persons by reason of Licensor’s use of the Copyright Materials; and (iv) the Copyright Materials do not infringe the rights of others.  If Licensee wishes to retain a third party to assist Licensee in the creation of the Copyright Materials that include Trademarks, Licensee shall obtain Licensor’s prior approval and shall obtain and provide to Licensor an original assignment from the third party to Licensor of the third party’s rights in the Copyright Material.

(c)      The following notice (or such other notice as shall have Licensor's prior approval) shall appear in connection with the Copyright Works and/or Copyright Materials at least once on Advertisements using Copyright Works and/or Copyright Materials: © (year of first publication) Charles & Colvard® All Rights Reserved.

(d)      Licensee shall not use any language or display the Trademarks, Copyright Works and Copyright Materials in such a way as to create the impression that the Trademarks, Copyright Works and Copyright Materials belong to Licensee.  Licensee shall not use any Trademark, any trademark incorporating all or any part of the Trademarks, the Copyright Works or the Copyright Materials on any business sign, business cards, stationery or forms (except as licensed herein), or as the name of Licensee’s corporation or business or any division thereof, unless otherwise agreed by Licensor in writing.  Licensee waives all claims to any rights in materials bearing the Trademarks, Copyright Works and Copyright Materials beyond the limited permission to use the Trademarks granted in this Agreement.

(e)      Upon Licensor's request and without further consideration, Licensee agrees to execute any additional documents proposed by Licensor, or do or have done all things as may be requested by Licensor to vest and/or confirm the sole and exclusive ownership of all right, title and interest, including copyrights and related rights in and to the Copyright Materials in favor of Licensor, its successors and assigns.

(f)       Licensee hereby irrevocably assigns and transfers to Licensor, or if applicable, Licensee agrees to obtain an appropriate assignment by an author to the Licensor, to the extent permissible in any jurisdiction, any and all moral rights in and to the Copyright Materials and, where non-assignable, Licensee hereby irrevocably waives, or if applicable, Licensee agrees to obtain an appropriate waiver by any authors of, in favor of the Licensor, its successors, assigns, employees, agents, representatives and/or any persons acting under Licensor's authority, any and all moral rights in such Copyright Materials.

(g)      The use of any word, name, symbol or device by Licensee to identify or distinguish any of Licensor’s products shall inure to the benefit of Licensor.  The use of any such word, name, symbol or device in connection with Advertisements shall be made only with Licensor's prior approval.  All trademark rights in any such word, name, symbol or device shall belong to Licensor and shall be exercised by Licensee only pursuant to Licensor's prior, written approval.  At its sole discretion, Licensor may amend Exhibit 1 to include any such word, name, symbol or device.

6.           RIGHTS IN THE TRADEMARKS AND COPYRIGHT WORKS; LICENSEE INTELLECTUAL PROPERTY

(a)      Licensor and Licensee have the full right, power and authority to enter into this Agreement, to grant the rights herein granted each to the other party and to fully perform each of its obligations hereunder.

(b)     Neither the Trademarks, Copyright Works and Copyright Materials nor any part thereof, nor any materials contained therein, as provided to Licensee by Licensor, nor the grant to Licensee of any of the rights, licenses or privileges herein granted to Licensee, violates or will violate or infringes or will infringe upon any copyright, trademark, trade name, patent, contract, agreement, literary, intellectual, artistic, or dramatic right or any other rights whatsoever of anyone.

(c)      Licensee shall not make any unlicensed use, file any application for registration or claim any other proprietary right to any of the Trademarks, Copyright Works, Copyright Materials or derivations or adaptations thereof, or any marks or works similar thereto.

(d)      Licensee acknowledges the validity of and Licensor's title to the Trademarks, Copyright Works and Copyright Materials and shall not do or suffer to be done any act or thing, which will impair the rights of Licensor in and to the Trademarks, Copyright Works or Copyright Materials.  Licensee shall not acquire and shall not claim any title or any other proprietary right to the Trademarks, Copyright Works, Copyright Materials or in any derivation, adaptation, variation or name thereof by virtue of this license or Licensee's creation or usage.

(e)  Licensor acknowledges and agrees that Licensee may use the Trademarks, Copyright Works and Copyright Materials together or in connection with other names, marks or logos owned by or licensed to Licensee (collectively, "Licensee's Marks"), and that, as between Licensor and Licensee, Licensee's Marks are and shall remain the exclusive property of Licensee, and Licensor shall have no right or license to use any of Licensee's Marks in any manner.  Neither the Licensee’s Marks nor any use thereof in connection with the Trademarks, Copyright Works and Copyright Materials violates or will violate or infringes or will infringe upon any copyright, trademark, trade name, patent, contract, agreement, literary, intellectual, artistic, or dramatic right or any other rights whatsoever of anyone.

7.           ELECTRONIC MATERIALS

(a) CD ROM USE

Charles & Colvard, Ltd. (“Licensor”) hereby grants to you (“Licensee”) a limited, non-exclusive, royalty-free license to use certain trademarks and certain copyrights in works as are made available by Licensor on specified CD Rom (the “Licensed Materials”) solely in connection with the advertising, promotion, and sale of Licensee’s products which incorporate Charles & Colvard Created Moissanite®.  Licensee is granted the right to use the Licensed Materials only in conformity with the terms of this agreement and the guidelines concerning the use of Licensor’s trademarks and copyright works as described in the Brand Identity Guidelines, as may be amended from time to time.  Licensee may make no other use of the Licensed Materials, and Licensor reserves any rights, benefits, and opportunities not expressly granted to Licensee under this agreement.

The Licensee may not include the Licensed Materials in any electronic files to be distributed or used by others without first obtaining the specific written consent of Licensor.  Furthermore, the Licensee shall have no right to, nor shall it attempt to challenge, assign, sublicense, transfer, pledge, lease, rent, or share the rights granted under this License Agreement to or with any third party, in whole or in part, without the prior written consent of Licensor.  Licensee acknowledges and agrees that the Licensed Materials (and trademarks and copyrights therein) are proprietary to Licensor and protected under applicable U. S. and foreign laws.

Upon termination of this Agreement, Licensee must destroy all copies, electronic or otherwise, of the Licensed Materials and/or any materials incorporating parts thereof.  Licensee may terminate this agreement at any time by destroying the Licensed Materials and/or any materials incorporating parts thereof in Licensee’s possession.

Licensee agrees to comply with Licensor’s standards for controlling the quality of products sold under or in connection with the Licensed Materials.

Licensee may not reverse engineer, modify, or create derivative works based upon the Licensed Materials or any part thereof, except as is specifically permitted in the Brand Identity Guidelines.

The following notice (or such other notice as shall have Licensor’s prior written approval) shall appear in connection with the Licensed Materials at least once on all documentation:  “Used pursuant to license from Charles & Colvard, Ltd.” License shall also use “© (year of first publication) Charles & Colvard, Ltd. All Rights Reserved” in connection with copyright works and ™ or ®, as appropriate, in connection with trademarks, which shall be provided to Licensee.

(b) WEBSITE

Charles & Colvard, Ltd. (“Licensor”) hereby grants to you (“Licensee”) a limited, non-exclusive, royalty-free license to use certain trademarks and certain copyrights in works as are made available by Licensor for electronic download (the “Licensed Materials”) solely in connection with the advertising, promotion, and sale of Licensee’s products which incorporate Charles & Colvard Created Moissanite®.  Licensee is granted the right to use the Licensed Materials only in conformity with the terms of this agreement and the guidelines concerning the use of Licensor’s trademarks and copyright works as described in the Brand Identity Guidelines, as may be amended from time to time.  Licensee may make no other use of the Licensed Materials, and Licensor reserves any rights, benefits, and opportunities not expressly granted to Licensee under this agreement.

The Licensee may not include the Licensed Materials in any electronic files to be distributed or used by others without first obtaining the specific written consent of Licensor.  Furthermore, the Licensee shall have no right to, nor shall it attempt to challenge, assign, sublicense, transfer, pledge, lease, rent, or share the rights granted under this License Agreement to or with any third party, in whole or in part, without the prior written consent of Licensor.  Licensee acknowledges and agrees that the Licensed Materials (and trademarks and copyrights therein) are proprietary to Licensor and protected under applicable U. S. and foreign laws.

Upon termination of this Agreement, Licensee must destroy all copies, electronic or otherwise, of the Licensed Materials and/or any materials incorporating parts thereof.  Licensee may terminate this agreement at any time by destroying the Licensed Materials and/or any materials incorporating parts thereof in Licensee’s possession.

Licensee agrees to comply with Licensor’s standards for controlling the quality of products sold under or in connection with the Licensed Materials.

Licensee may not reverse engineer, modify, or create derivative works based upon the Licensed Materials or any part thereof, except as is specifically permitted in the Brand Identity Guidelines.

The following notice (or such other notice as shall have Licensor’s prior written approval) shall appear in connection with the Licensed Materials at least once on all documentation:  “Used pursuant to license from Charles & Colvard, Ltd.” License shall also use “© (year of first publication) Charles & Colvard, Ltd All Rights Reserved” in connection with copyright works and ™ or ®, as appropriate, in connection with trademarks.

From time to time, Licensor may add other articles, trademarks, or copyright works for electronic download, and the parties agree that by such action this agreement shall be amended to include such additions.

8.           COOPERATION WITH LICENSOR

If Licensee learns of any infringement of the Trademarks, Copyright Works or Copyright Materials or of the existence, use or promotion of any mark or design similar to the Trademarks, Copyright Works or Copyright Materials, Licensee shall promptly notify Licensor.  Licensor will, in its discretion, decide whether to object to such existence, use or promotion.  Licensee agrees to cooperate fully with Licensor in the prosecution of any trademark or copyright application that Licensor may desire to file or in the conduct of any litigation relating to the Trademarks, Copyright Works or Copyright Materials, as may reasonably be required by Licensor.

9.           EXTENT AND AMENDMENT OF THE LICENSE

From time to time, Licensor may add other articles, trademarks, or copyright works to this Agreement, and the parties agree that by such action this Agreement shall be amended to include such additions.  Furthermore, upon written notice from Licensor that it has changed the appearance of any of the Trademarks or Copyright Works, Licensee shall incorporate the new version of the changed Trademark or Copyright Work into all Advertisements or other materials bearing the changed Trademark or Copyright Work within a commercially reasonable time period following Licensor's initial notice.

10.         COMPLIANCE WITH GOVERNMENT STANDARDS

Licensee represents and warrants that the Advertisements shall comply with, meet and/or exceed all Federal, State or Provincial, and local laws, ordinances, standards, regulations and guidelines, including, but not limited to, those pertaining to product, quality, labeling and propriety.  Licensee agrees that it will not publish material in its Advertisements or cause or permit any material to be published, in violation of any such Federal, State or Provincial, or local law, ordinance, standard, regulation or guideline.

11.           POST-TERMINATION AND-EXPIRATION RIGHTS AND OBLIGATIONS

(a)      At the expiration or termination of this Agreement, all rights granted to Licensee under this Agreement shall forthwith revert to Licensor, and Licensee shall refrain from further use of the Copyright Works, Copyright Materials and/or the Trademarks, either directly or indirectly, or from use of any marks or designs similar to the Copyright Works, Copyright Materials or the Trademarks.  Licensee will immediately cease all use of Advertisements bearing or including the Trademarks, Copyright Works and/or Copyright Materials.  Licensee also shall turn over to Licensor all photographs, codes and other materials, which reproduce the Copyright Works, Copyright Materials or the Trademarks or shall provide evidence satisfactory to Licensor of their destruction.  Licensee shall be responsible to Licensor for any damages caused by the unauthorized use by Licensee of such photographs, codes and other materials, which are not turned over to Licensor.

(b)      Licensee acknowledges that any breach or threatened breach of any of Licensee’s covenants in this Agreement relating to the Trademarks, Copyright Works and/or Copyright Materials, including without limitation, Licensee’s failure to remove such materials from its Advertisements at the termination or expiration of this Agreement will result in immediate and irreparable damage to Licensor and to the rights of any subsequent license of Licensor.  Licensee acknowledges and admits that there is no adequate remedy at law for any such breach or threatened breach, and Licensee agrees that in the event of any such breach or threatened breach, Licensor shall be entitled to injunctive relief and such other relief as any court with jurisdiction may deem just and proper, without the necessity of Licensor posting any bond.

12.           ASSIGNMENT AND SUBLICENSE
(a)      Licensee shall not assign or transfer any of its rights under this Agreement or delegate any of its obligations under this Agreement (whether voluntarily, by operation of law or otherwise) without Licensor’s prior approval unless under the circumstances of a majority sale of Licensee, in which case such consent shall not be unreasonably withheld, conditioned or delayed.  Any attempted assignment, transfer, or delegation by Licensee without such approval shall be void and a material breach of this Agreement.  A change in the majority ownership or a material change in the management of Licensee shall constitute an assignment of rights under this Section requiring Licensor’s prior approval, as provided above.

13.           INDEPENDENT CONTRACTOR

Licensee is an independent contractor and not an agent, partner, joint venture, affiliate or employee of Licensor.  No fiduciary relationship exists between the parties.  Neither party shall be liable for any debts, accounts, obligations or other liabilities of the other party, its agents or employees, Licensee shall have no authority to obligate or bind Licensor in any manner.  Licensor has no proprietary interest in Licensee and has no interest in the business of Licensee, except to the extent expressly set forth in this Agreement.

14.           SEVERABILITY

If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law or any competent government or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail of its essential purpose or purposes.  The parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions which will maintain the economic purposes and intentions of this Agreement.

15.           INDEMNIFICATION

Subject to the provisions of Section 17 of the Agreement, the Licensor shall indemnify and hold harmless Licensee, its successors and assigns, including any customers, from any loss, liability, claim, damage and expenses (including reasonable attorney’s fees) arising from any breach or inaccuracy in any of Licensor’s representations and warranties made by Licensor hereunder.  If a claim of infringement arises, or if in Licensor’s judgment is likely to arise, Licensee agrees to allow the Licensor, at Licensor’s option and sole expense, to procure the right for Licensee to continue to exercise its rights and licenses granted herein, or to replace or modify the Copyright Works, Copyright Materials and/or the Trademarks so they become noninfringing. The Licensee shall indemnify and hold harmless Licensor, its successors and assigns, including any customers, from any loss, liability, claim, damage and expenses (including reasonable attorney’s fees) arising from any breach or inaccuracy in any of Licensee’s representations and warranties made by Licensee hereunder.

16.           SURVIVAL

Licensee's obligations and agreements under Sections 6, 11 and 15 shall survive the termination or expiration of this Agreement.

17.           MISCELLANEOUS

(a)           Captions.  The captions for each Section have been inserted for the sake of convenience and shall not be deemed to be binding upon the parties for the purpose of interpretation of this Agreement.

(b)           Scope and Amendment of Agreement.  This Agreement, together with the Manufacturing/Distribution Agreement and Terms and Conditions attached hereto, constitutes the entire agreement between the parties with respect to the use of Licensor’s Trademarks, Copyright Works and Copyright Materials and supersedes any and all prior and contemporaneous negotiations, understandings or agreements in regard to such subject matter and is intended as a final expression of their Agreement.  With the exception of the addition of new Trademarks, Copyright Works, and Copyright Materials as provided for in Section 9, this Agreement may be amended only by written instrument expressly referring to this Agreement, setting forth such amendment and signed by Licensor and Licensee.

(c)           Governing Law; Interpretation; and Venue.  This Agreement will be deemed to have been executed in the State of North Carolina, United States of America and will be construed and interpreted according to the laws of that State without regard to its conflicts of law principles or rules.  The parties agree that each party and its counsel has reviewed this Agreement and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. In the event of litigation to enforce the terms of this Agreement, the parties consent to venue in an exclusive jurisdiction of the courts of Wake County, North Carolina and the Federal District Court for the Eastern District of North Carolina.

(d)           Attorneys' Fees.  In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines by a final, nonappealable order that a party has breached this Agreement, the non-prevailing party shall be liable and shall pay to the prevailing party the reasonable legal fees and expenses the prevailing has incurred in connection with such litigation, including any appeal therefrom.

(e)           Waiver.  The failure of Licensor to insist in any one or more instances upon the performance of any term, obligation or condition of this Agreement by Licensee or to exercise any right or privilege herein conferred upon Licensor shall not be construed as thereafter waiving such term, obligation, or condition or relinquishing such right or privilege, and the acknowledged waiver or relinquishment by Licensor of any default or right shall not constitute waiver of any other default or right.  No waiver shall be deemed to have been made unless expressed in writing and signed by the Chief Executive Officer.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives on the dates indicated below.

CHARLES & COLVARD, LTD.	LICENSEE: Frederick Goldman, Inc.

By: /s/ Randy McCullough Date: 4/21/10	By: /s/ Richard Goldman Date: 4/21/10
Richard Goldman
President